SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2006

Date of Report
(Date of Earliest Event Reported)

American Dairy, Inc.

(Exact Name of Registrant as Specified in its Charter)

C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu,
Beijing, The People's Republic of China

(Address of principal executive offices)
011-0452-4312688

(Registrant's telephone number, including area code)
N/A

(Former name and former address, if changed since last report)

Utah	000-27351	87-0445575
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Item 1.01. Entry into Material Definitive Agreement

American Dairy, Inc. has entered into a Subscription Agreement and a related Registration Rights Agreement the details of which are set forth under Item 3.02 of this Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities

Effective October 3, 2006, American Dairy, Inc. closed an unregistered offering of convertible notes in the aggregate principal amount of $18.2 million that bear interest at 7.75% per annum for a term of three years, payable at maturity in shares of common stock. Under the terms of the financing, the notes are convertible into the Company’s common shares at $14.50 per share, subject to certain conditions. We also issued to the debenture holders warrants to purchase approximately 251,000 shares of our common stock at an exercise price of $14.50 per share. The warrants have a term of six years.

In connection with the financing, we entered into a registration rights agreement with each of the investors pursuant to which we are required to register the shares of our common stock underlying the notes and warrants. Specifically, unless we receive a notice of deferral from the holders of a majority of the then outstanding note principal, we must file a registration statement on Form S-1 within three months of the closing date of the issuance, registering all of the shares issuable upon conversion of the notes and warrants (plus any additional amount of shares which result from an anti-dilution adjustment). We are also required, upon written demand of the holders of a majority of the note principal at any time prior to the fifth anniversary of the closing date, to effect a one-time registration of any shares not previously registered or sold by the investors.

In the event that we fail to meet our registration obligations to the investors or if the Securities and Exchange Commission does not declare any registration statement filed pursuant to the registration rights agreement effective within 120 days of the filing thereof, we are subject to cash penalties of 2% of the then outstanding principal on the notes for each month of such delinquency or during which sales cannot be made under a registration statement which has previously been declared effective.

The sale of notes and warrants was made to accredited institutional investors, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). We made the offering in reliance upon an exemption from registration under Section 4(2) of the Act and Rule 506 of Regulation D thereunder.

We intend to use the proceeds from the sale of the notes for the previously announced expansion of our processing, packaging and distribution facilities, as well as for general corporate purposes and potential acquisitions.

We intend to file, by an amendment to this Form 8-K, copies of definitive documents (or forms thereof, as appropriate) executed in connection with the issuance of the notes and warrants described under this Item 3.02.

Item 7.01. Regulation FD Disclosure.

We issued a press release in connection with the issuance of notes and warrants described in Item 3.02 of this Form 8-K, a copy of which is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit No.	Name
99	Press Release, dated as of October 4, 2006 (Dateline: Beijing).

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2006	American Dairy, Inc. a Utah corporation

	By:	/s/ Leng You-Bin
Leng You-Bin
Chief Executive Officer and President

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